                                                                    Exhibit 23.1



                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Banknorth Group, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Banknorth Group, Inc. of our report dated January 12, 2001, with respect to the consolidated balance sheets of Banknorth Group, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of Banknorth Group, Inc. and to the references to our firm under the heading "Experts" in the Prospectuses contained in such Registration Statement.


/s/ KPMG LLP
Boston, Massachusetts
January 31, 2002